Exhibit 10.1

AMENDMENT OF THE

LIVE OAK BANCSHARES, INC. 2015 OMNIBUS STOCK INCENTIVE PLAN

WHEREAS, Live Oak Bancshares, Inc. (the “Company”), maintains the 2015 Omnibus Stock Incentive Plan, as amended and restated (the “Plan”); and

WHEREAS, pursuant and subject to Section 16(a) of the Plan, the board of directors of the Company (the “Board”) is authorized to amend the Plan, subject to the approval of the Company’s shareholders in certain circumstances; and

WHEREAS, the Board deems it to be in the best interests of the Company to amend the Plan as set forth below, and to submit such amendment for shareholder approval at the next annual meeting of shareholders of the Company.

NOW, THEREFORE, in accordance with the provisions of Section 16(a) of the Plan and conditioned upon the receipt of shareholder approval as described therein, the Plan is hereby amended in the following respects:

1.	Section 3(a) of the Plan is deleted in its entirety and the following substituted in lieu thereof:

(a)

Subject to adjustment as described in Section 13 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 10,750,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

2.	Except as herein amended, the terms and provisions of the Plan shall remain in full force and effect as originally adopted and approved, as amended to date.

IN WITNESS WHEREOF, the undersigned officer of the Company attests that the foregoing Amendment of the Live Oak Bancshares, Inc. 2015 Omnibus Stock Incentive Plan was adopted by the Board on March 22, 2021 and approved by the Company’s shareholders on May 11, 2021.

LIVE OAK BANCSHARES, INC.

By:	/s/ James S. Mahan III
James S. Mahan III
Chairman and Chief Executive Officer